EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 19, 2013 (this “Agreement”), by and among Total System Services, Inc., a Georgia corporation (“Parent”), and each of the Persons listed on Schedule 1 hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, NetSpend Holdings, Inc., a Delaware corporation (the “Company”), Parent, and General Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of (i) the common stock, par value $0.001 per share, of the Company (the “Common Stock”) will be converted into the right to receive the Merger Consideration, and (ii) each  outstanding share of Series A Convertible Preferred Stock will be converted into the right to receive the Preferred Share Merger Consideration, in each case as specified in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders is the beneficial owner of such Stockholder’s Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company has adopted the Merger Agreement and approved the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by each of the Stockholders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1           Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of the Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” of a Stockholder (and each Stockholder’s “Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any shares of the Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s “Existing Shares”) means the shares of Common Stock and Series A Convertible Preferred Stock set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

“Permitted Transfer” means a Transfer of Covered Shares by a Stockholder (a) to an Affiliate of such Stockholder, provided, that, (i) such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder, or (b) at any time after the date on which the Stockholder Approval is obtained, pursuant to (i) a pro rata distribution to partners or members of such Stockholder in accordance with the terms of such Stockholder’s organizational documents, or (ii) the execution of a total return swap or similar transaction, so long as such Stockholder retains record ownership and the right to vote the Covered Shares.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company shall in no event be deemed a Subsidiary of a Stockholder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1           Agreement to Vote.

(a)           Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such

Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i)           appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company’s certificate of incorporation) covering, all of such Covered Shares (A) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and (C) against any Acquisition Proposal, Acquisition Transaction or Superior Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement, including (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (II) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (III) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws.

(b)           Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the DGCL) in connection with the Merger.

(c)           The obligations of each Stockholder specified in this Section 2.1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

2.2           No Inconsistent Agreements.  Each Stockholder (severally and not jointly) hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder, (b) has not granted, and shall not grant at any time while the Merger

Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of such Stockholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement; provided, however, that this Section 2.2 shall not preclude such Stockholder from Transferring Covered Shares pursuant to a Permitted Transfer. Each Stockholder (severally and not jointly) hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.

2.3           Proxy.  Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Philip W. Tomlinson, the Chief Executive Officer of Parent, M. Troy Woods, the President and Chief Operating Officer of Parent, and G. Sanders Griffith, III, the Senior Executive Vice President, General Counsel and Secretary of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of such Stockholder in accordance with Section 2.1 prior to the Expiration Date at the Stockholder Meeting and at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1 is to be considered; provided, however, that such Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least ten business days prior to the meeting at which any of the matters described in Section 2.1 is to be considered a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.1. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Each Stockholder.  Each Stockholder (severally and not jointly) hereby represents and warrants to Parent as follows:

(a)           Authorization; Validity of Agreement; Necessary Action.  Such Stockholder is a limited liability company, partnership, limited partnership or a limited liability partnership duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of organization.  Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Ownership.  Unless Transferred pursuant to a Permitted Transfer, (i) such Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by such Stockholder and (ii) such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock and Series A Convertible Preferred Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by such Stockholder. Unless Transferred pursuant to a Permitted Transfer, such Stockholder has and will have at all times through the Expiration Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Expiration Date.

(c)           No Violation.  The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound or any certificate or articles of incorporation, as applicable, and by-laws or other equivalent organizational documents of such Stockholder, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

(e)           Absence of Litigation.  As of the date hereof, there is no litigation, action, suits or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g)           Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

3.2           Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1           Prohibition on Transfers; Other Actions.  Until the Expiration Date, each Stockholder (severally and not jointly) agrees that it shall not (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio.  Each Stockholder (severally and not jointly) shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Existing Shares (and any other Shares that are beneficially owned by such Stockholder), unless such transfer is made in compliance with this Agreement.

4.2           Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock or Series A Convertible Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3           No Solicitation; Support of Acquisition Proposals.

(a)           Prior to the Expiration Date each Stockholder (severally and not jointly) agrees that it shall not, and shall cause each of its Subsidiaries, Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the making of, any proposal that could reasonably be expected to result in an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, enter into any agreement with respect to, or otherwise cooperate with or facilitate any Acquisition Proposal or any effort or attempt to make an Acquisition Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any contractual confidentiality, “standstill” or similar obligation of any Person in favor of such Stockholder and relating to the Company or any of its Subsidiaries other than Parent, (iv) take any action to make the provisions of any “fair price,” moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provisions in the Company’s certificate of incorporation restricting “business combinations” and “interested stockholders” that would otherwise apply, or the Company’s bylaws, inapplicable to any transactions contemplated by the Acquisition Proposal, (v) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby as otherwise expressly provided in this Agreement, (vi) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, or allow any of its

Affiliates to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, voting, profit capture, tender or other similar contract providing for, with respect to, or in connection with, or that is intended to or could reasonably be expected to result in any Acquisition Proposal, or (vii) agree or propose to do any of the foregoing; provided, that, the foregoing shall not restrict such Stockholder or any of its Affiliates or Representatives from engaging, in coordination with the Board of Directors of the Company, in discussions or negotiations regarding an Acquisition Proposal with any New Bidder solely to the extent and during the period in which the Company is permitted to engage (and is engaging) in such discussions or negotiations with such New Bidder pursuant to Section 6.3(c) of the Merger Agreement. Each Stockholder (severally and not jointly) and its Subsidiaries, Affiliates and Representatives shall immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore (other than with Parent) with respect to any Acquisition Proposal, and shall take the necessary steps to inform its Affiliates and Representatives of the obligations undertaken pursuant to this Agreement, including this Section 4.3. Any violation of this Section 4.3 by any of the Stockholder’s Affiliates or Representatives shall be deemed to be a violation by the Stockholder of this Section 4.3.

(b)           For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder.

4.4           Notice of Acquisitions.  Each Stockholder (severally and not jointly) agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Common Stock, Series A Convertible Preferred Stock, or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5           Matters Regarding Series A Convertible Preferred Stock.  To the extent a Stockholder owns any shares of Series A Convertible Preferred Stock, such Stockholder hereby (a) waives all rights, if any, of such Stockholder with respect to its shares of Series A Convertible Preferred Stock to vote or consent as a separate class in respect of the approval of the Merger or the Merger Agreement, and (b) consents to the receipt with respect to its shares of Series A Convertible Preferred Stock of the amount of consideration provided therefor in the Merger Agreement.

4.6           Further Assurances.  From time to time, at Parent’s reasonable request and without further consideration, each Stockholder (severally and not jointly) agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Entities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1           Termination.  This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, (b) the Expiration Date or (c) as to any Stockholder, (i) any material change, by amendment, waiver or other modification, to any provision of the Merger Agreement that reduces the amount of, or changes the form of, the consideration per share to be paid in the Merger, or (ii) any amendment to Section 8.1 of the Merger Agreement that extends the Termination Date beyond December 31, 2013, unless, with respect to each of clauses (i) and (ii), such change, amendment, waiver or other modification is consented to by such Stockholder.  Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Stockholder from any liability arising out of or in connection with a breach of this Agreement. In particular, without limitation, the liability of the Stockholder for damages and losses suffered by Parent as a consequence of any breach by such Stockholder shall not be extinguished by the payment or the coming due of the Termination Amount.

5.2           No Ownership Interest.  Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by electronic mail, (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)           if to Parent to:

Total System Services, Inc.
One TSYS Way
Columbus, Georgia, 31901
Attention:	General Counsel
facsimile:	(706) 644-4999
email:	SandersGriffith@tsys.com
telephone:	(706) 649-2310

with copies to:

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention:	C. William Baxley
C. Spencer Johnson III
facsimile:	(404) 572-5133
email:	bbaxley@kslaw.com
csjohnson@kslaw.com
telephone:	(404) 572-4600

(ii)           if to a Stockholder, to the applicable address set forth on Schedule 1;

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 5.3; provided that in order for an electronic mail to constitute proper notice hereunder, such email must specifically reference this Section 5.3 and state that it is intended to constitute notice hereunder

5.4           Interpretation; Definitions.  This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears; (b) all references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day and “business day” shall be interpreted as any day on which commercial banks located in New York City are open for business; and (h) “Law”  shall be interpreted as any law, statute, order, rule, regulation, judgment, decree, arbitration award, ordinance or judgment of any Governmental Entity.

5.5           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  This Agreement may be executed and delivered by facsimile or “PDF” transmission.

5.6           Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii)  SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii)  SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv)  SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.8           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.9           Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.  Without limiting the generality of the foregoing, each Stockholder agrees with Parent that Parent shall be entitled to specific performance of such Stockholder’s obligations to abide by the covenants and obligations with respect to the Covered Shares of such Stockholder set forth herein.  For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

5.10           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11           Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12           Action by Stockholder Capacity Only.  Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by such Stockholder or its Affiliate or designee, or require such Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

JLL PARTNERS FUND IV, L.P.

By:	JLL Associates IV, L.P., its general partner

By:	JLL Associates G.P. IV, L.L.C., its general partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Title:	Managing Member

JLL PARTNERS FUND V, L.P.

By:	JLL Associates V, L.P., its general partner

By:	JLL Associates G.P. V, L.L.C., its general partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Title:	Managing Member

[Signature Page to Voting Agreement]

OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP

By:	Oak Associates X, LLC, its general partner

By:	/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Managing Member

OAK X AFFILIATES FUND, L.P.

By:	Oak Associates X, LLC, its general partner

By:	/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Managing Member

[Signature Page to Voting Agreement]

TOTAL SYSTEM SERVICES, INC.

By:	/s/ M. Troy Woods
Name:	M. Troy Woods
Title:	President and Chief Operating Officer

[Signature Page to Voting Agreement]

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Class	Number of Existing Shares
JLL Partners Fund IV, L.P.	Common Stock	4,239,677
JLL Partners Fund V, L.P.	Common Stock	10,599,548
JLL Partners Fund IV, L.P.	Series A Convertible Preferred Stock	199,995
JLL Partners Fund V, L.P.	Series A Convertible Preferred Stock	500,005
Oak Investment Partners X, Limited Partnership	Common Stock	11,042,089
Oak X Affiliates Fund, L.P.	Common Stock	177,266

Notices

(a) for JLL Partners Fund IV, L.P. and JLL Partners Fund V, L.P., to:

c/o JLL Partners
450 Lexington Avenue, 31st Floor
New York, NY 10017
Attention: Frank J. Rodriguez
facsimile: (212) 286-8626
email: f.rodriguez@jllpartners.com.
telephone: (212) 286-8600

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899-0636
Attention: Robert B. Pincus
facsimile: (302) 434-3090
email: bob.pincus@skadden.com
telephone: (302) 651-3090

(b) for Oak Investment Partners X, Limited Partnership and Oak X Affiliates Fund, L.P., to:

c/o Oak Management Corporation
901 Main Street
Suite 600
Norwalk, CT  06851
Attention: Ann H. Lamont
facsimile: (203) 227-0372
email: annie@oakvc.com
telephone: (203) 226-8346

with copies to:

Finn Dixon & Herling LLP
177 Broad Street
15th Floor
Stamford, CT 06901-2048
Attention: Michael J. Herling
facsimile: (203) 325-5001
email: mherling@fdh.com
telephone: (203) 325-5015